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EXHIBIT 12
Computation of Ratio of Earnings to Fixed Charges
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                                                                                      Year
                                                                                     Ended
                                                                               December 31
                                                                          -----------------
(Dollars in Millions)                                                                 1994
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
EARNINGS
  1. Net income                                                           $        419,800
  2. Applicable income taxes                                                       256,900
                                                                          -----------------
  3. Income before taxes (1 + 2)                                          $        676,700
                                                                          =================
  4. Fixed charges:
     a. Interest expense excluding interest on deposits                   $        179,200
     b. Portion of rents representative of interest and amortization
          of debt expense                                                           26,400
                                                                          -----------------
     c. Fixed charges excluding interest on deposits (4a + 4b)                     205,600
     d. Interest on deposits                                                       373,100
                                                                          -----------------
     e. Fixed charges including interest on deposits (4c + 4d)            $        578,700
                                                                          =================
  5. Amortization of interest capitalized                                 $          4,800
  6. Earnings excluding interest on deposits (3 + 4c + 5)                          887,100
  7. Earnings including interest on deposits (3 + 4e + 5)                        1,260,200
  8. Fixed charges excluding interest on deposits (4c)                             205,600
  9. Fixed charges including interest on deposits (4e)                             578,700

RATIO OF EARNINGS TO FIXED CHARGES
 10. Excluding interest on deposits (line 6/line 8)                                   4.31
 11. Including interest on deposits (line 7/line 9)                                   2.18
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